EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the December 16, 1993 Registration Statement on Form S-8 (Registration No. 33-73018), in the July 9, 1996 Registration Statement on Form S-8 (Registration No. 333-07827) and in the April 16, 2004 Registration Statement on Form-8 (Registration No. 333-114535) of our report, dated November 18, 2005, except for paragraph (ii) of Note 9 and Note 21 as to which the date is December 16, 2005, which appears in the annual report on Form 10-K of Cruzan International, Inc. for the year ended September 30, 2005.

/s/ McGladrey & Pullen, LLP

West Palm Beach, Florida
January 11, 2006